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QUESTCOR PHARMACEUTICALS, INC.

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Letter to Shareholders

March 2012

The past year was one of significant growth for Questcor. As a result of our ongoing investment in Acthar, a greater number of physicians are deciding to use this unique drug to improve the lives of patients suffering from infantile spasms, multiple sclerosis, and certain types of nephrotic syndrome. Of course, we are also investing for the longer-term, through our research and development activities, and are increasingly encouraged by Acthar’s potential for broader therapeutic applications in other inflammatory and autoimmune diseases.

It is hard to imagine that just over 10 years ago Acthar was almost removed from the market. The prior manufacturer was experiencing significant problems making Acthar and losing money trying to make and distribute the drug. The situation had resulted in shortages of Acthar that had severely affected the ability of physicians to treat infants with infantile spasms and other patients. This serious public health concern certainly gained the attention of the FDA. Had Questcor not stepped in, it is very likely Acthar would no longer have been available to serve as a life-saving and quality of life enhancing medicine for fragile patient populations.

When Questcor acquired Acthar, we knew millions of dollars would have to be spent transferring the manufacturing of the drug to contract manufacturers. We also knew that in order to make Acthar financially viable for the long term, we would have to invest in commercial activities, build safety net programs for patients in need, and invest in a broadening of our scientific understanding of Acthar. In 2010, that scientific investment allowed us to work with the FDA to modernize the drug’s label and add infantile spasms as an approved indication.

These worthy expenditures have been significant and are ongoing. Over the past five years, we have spent approximately $200 million to manufacture Acthar, to educate physicians on how patients can benefit from Acthar, to explore new uses for Acthar and learn more about how it works in the human body, and even to attempt to more fully characterize what is in Acthar. During the same period our safety net programs have also provided $124 million of Acthar to needy patients whose lack of sufficient insurance coverage would otherwise have limited their access to the drug. In addition to investing in Acthar, we have worked diligently to build the organizational capabilities and structure of Questcor to ensure that our business and operations meet industry standards and support Acthar’s long-term success. As a result of this cumulative effort, today Acthar is serving increasing numbers of patients and is becoming a key tool for physicians in their efforts to treat patients suffering from certain serious, difficult to treat medical conditions.

As we continue to invest in Acthar, we have been able to create value for our shareholders. In 2011, sales grew 90 percent to $218 million, and earnings more than doubled to $80 million, or $1.21 per share. The company has a strong and liquid balance sheet and entered 2012 with $210 million in cash, cash equivalents and short-term investments, and no debt. These solid results were driven by an increase in paid prescriptions for Acthar as more neurologists and nephrologists concluded that patients with certain forms of multiple sclerosis and nephrotic syndrome can benefit from Acthar. Significantly, this growth has enabled us to foster an expanded research and development effort while at the same time continuing to implement our active share repurchase program.

In summary, the investments and efforts we have made during the past 10 years have played an important role in significantly improving treatment outcomes for several patient populations, while also allowing Questcor to become a successful company that is able to support further research and physician education efforts. We believe we have just scratched the surface. We are continuing to explore new uses for Acthar based on our belief that Acthar has the potential to play an important future role in addressing the autoimmune and inflammatory processes in many serious diseases. The result may be a better quality of life for the patients that these diseases affect.

We would like to thank our employees for their hard work and dedication during the past year, and our shareholders for their continued support of Questcor. We look forward to keeping you informed of our future success and progress.

Don Bailey

President and CEO

Questcor Pharmaceuticals, Inc.